                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement

/X/  Definitive Proxy Statement

/ /  Definitive Additional Materials

/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                                 BIOMET, INC.
- - --------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

                                 BIOMET, INC.
- - --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(j)(2).

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     (4)  Proposed maximum aggregate value of transaction:

    Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                    (LOGO)

To the Shareholders of Biomet, Inc.:

         You are cordially invited to attend the Annual Meeting of Shareholders of Biomet, Inc. to be held on Friday, September 16, 1994, at 1:30 p.m., local time, at the Century Center, 120 South St. Joseph Street, South Bend, Indiana.

         At the meeting, shareholders will vote on the election of four persons to the Board of Directors and the ratification of the selection of Coopers & Lybrand as certified public accountants for the coming year. Details can be found in the accompanying Notice and Proxy Statement.

         We hope you are planning to attend the Annual Meeting personally, and we look forward to meeting with you. Please check the appropriate "attendance" box on your proxy card. However, because the vote of each shareholder is of utmost importance, we kindly request that you complete, date and sign your proxy card and return it to us promptly in the enclosed envelope whether or not you currently plan to attend the Annual Meeting. You may revoke your proxy at any time before it is voted by giving written notice to the Secretary of the Company or by filing a properly executed proxy bearing a later date.

         On behalf of the Board of Directors and management of Biomet, Inc., I would like to extend our appreciation for your continued support and confidence.

                                              Sincerely yours,

                                              BIOMET, INC.


                                              /s/ Dane A. Miller, Ph.D.
                                              -------------------------
                                              Dane A. Miller, Ph.D.
                                              President and Chief
                                              Executive Officer

                                    (LOGO)

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD SEPTEMBER 16, 1994

TO THE SHAREHOLDERS OF BIOMET, INC.:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Biomet, Inc. (the "Company") will be held on Friday, September 16, 1994, at 1:30 p.m., local time, at the Century Center, 120 South St. Joseph Street, South Bend, Indiana, for the following purposes:

(1)      To elect four directors to serve for terms of three years each.

(2) To ratify the selection by the Board of Directors of Coopers & Lybrand as certified public accountants for the Company for the fiscal year ending May 31, 1995.

(3) To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

         Shareholders of record as of the close of business on July 19, 1994 are entitled to receive notice of and to vote at the Annual Meeting.

         We urge you to date, sign and mail the enclosed proxy in the envelope provided, even if you hold only a few shares and whether or not you expect to be present in person. You may revoke your proxy at any time prior to its exercise by filing with the Secretary of the Company a properly executed instrument revoking such proxy or by filing a properly executed proxy bearing a later date.


                                        By Order of the Board of Directors,



                                        /s/ Daniel P. Hann
                                        -------------------------
                                        Daniel P. Hann, Secretary
July 29, 1994
Warsaw, Indiana

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                    (LOGO)


                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD SEPTEMBER 16, 1994

                              GENERAL INFORMATION

         This Proxy Statement is furnished to the shareholders of Biomet, Inc. (the "Company") in connection with the solicitation by the Board of Directors of the Company of proxies to be voted at the Annual Meeting of Shareholders to be held at the Century Center, 120 South St. Joseph Street, South Bend, Indiana, on Friday, September 16, 1994, at 1:30 p.m., local time, or any adjournment thereof. This Proxy Statement and the accompanying form of proxy were first mailed to shareholders on or about July 29, 1994.

         Each properly executed proxy returned prior to the meeting will be voted in accordance with the directions contained therein. Proxies may be revoked at any time prior to exercise by written notice to the Secretary of the Company or by filing a properly executed proxy bearing a later date. Appropriate forms will be available at the Annual Meeting for persons who wish to vote in person.

         As of July 19, 1994, the record date for the Annual Meeting, there were 114,517,051 Common Shares of the Company issued and outstanding, each of which is entitled to one vote on each matter to come before the meeting. Shareholders do not have cumulative voting rights.

         All expenses in connection with the solicitation of proxies will be paid by the Company. The Company will also provide to all brokers, dealers, banks and voting trustees, and their nominees, copies of this Proxy Statement, the accompanying form of proxy and the Annual Report for mailing to beneficial owners and, upon request therefor, will reimburse such record holders for their reasonable expenses in connection therewith. The Company expects to solicit proxies primarily by mail, but directors, officers and employees of the Company may also solicit in person or by telephone.

         Shareholder proposals to be considered for presentation at the 1995 Annual Meeting of Shareholders must be submitted in writing and received by the Company's Secretary by March 31, 1995. The mailing address of the principal executive offices of the Company is Airport Industrial Park, P.O. Box 587, Warsaw, Indiana 46581-0587.

                             PRINCIPAL SHAREHOLDERS

         The following table sets forth certain data with respect to those persons known by the Company to be the beneficial owners of more than 5% of the outstanding Common Shares of the Company as of July 19, 1994. Except as otherwise indicated in the notes to the table, each person has sole voting and investment power with respect to the shares indicated.

   NAME AND ADDRESS OF                     AMOUNT AND NATURE                      PERCENT
    BENEFICIAL OWNER                    OF BENEFICIAL OWNERSHIP                  OF CLASS
    ----------------                    -----------------------                  --------
State Farm Mutual Automobile                   8,277,000                           7.2%
  Insurance Company and
  related entities
One State Farm Plaza
Bloomington, Illinois 61710

         According to information contained in a Schedule 13G filing with the Securities and Exchange Commission made by State Farm Mutual Automobile Insurance Company ("State Farm") dated January 28, 1994, State Farm has sole voting and dispositive power with respect to these shares, all of which were acquired for investment in the ordinary course of its business and not for the purpose of influencing control of the Company.

              SHARE OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth beneficial ownership of Common Shares of the Company as of July 19, 1994 by each director of the Company, each executive officer of the Company named in the Summary Compensation Table herein, and by all directors and executive officers of the Company as a group. Unless otherwise stated, the beneficial owners exercise sole voting and/or investment power over their shares.

    NAME OF                                    NUMBER OF                          PERCENT
BENEFICIAL OWNER                       SHARES BENEFICIALLY OWNED                 OF CLASS
- - ----------------                       -------------------------                 --------
Garry L. England                                 161,535 (1)                        0.1%
Jerry L. Ferguson                              1,862,360 (2)                        1.6
Daniel P. Hann                                    50,160 (3)                          *
M. Ray Harroff                                   323,497 (4)                        0.3
Thomas F. Kearns, Jr.                              7,000 (5)                          *
Dane A. Miller, Ph.D.                          5,292,894 (6)                        4.6
Jerry L. Miller                                2,286,534 (7)                        2.0
Kenneth V . Miller                               131,139 (8)                        0.1
Charles E. Niemier                               460,699 (9)                        0.4
Niles L. Noblitt                               3,173,349 (10)                       2.8
James M. Norris                                   51,218 (11)                         *
Joel P. Pratt                                    101,806 (12)                       0.1
Marilyn Tucker Quayle                              5,000 (13)                         *
L. Gene Tanner                                    75,000 (14)                       0.1

All Directors and Executive Officers as
a Group (18 persons, including the foregoing) 14,204,212 (15)                      12.4

- - -------------------
*        Represents less than 1% of the Company's outstanding common stock.

(1) Includes 27,036 shares held jointly with his wife, as to which Mr. England has shared voting and investment power; 8,333 shares held for Mr. England's account in the Company's Employee Stock Bonus

         Plan , as to which Mr. England has voting power but no investment power; 12,295 shares held in Mr. England's account in the Company's Profit Sharing Plan and Trust qualified under Section 401(k) of the Internal Revenue Code (the "Profit Sharing Plan"), as to which Mr. England has no voting or investment power; and 42,925 shares subject to options exercisable within 60 days.

(2) Includes 1,277,756 shares held jointly with his wife, as to which Mr. Ferguson has shared voting and investment power; 210,836 shares owned of record by his wife and 17,280 shares held in an individual retirement account ("IRA") for her benefit, as to which Mr. Ferguson has no voting or investment power and disclaims beneficial ownership; 48,760 shares owned of record by his son, as to which Mr. Ferguson has no voting or investment power and disclaims beneficial ownership; and 5,000 shares subject to options exercisable within 60 days.

(3) Includes 13,650 shares held jointly with his wife, as to which Mr. Hann has shared voting and investment power; 2,784 shares held for Mr. Hann's account in the Company's Employee Stock Bonus Plan, as to which Mr. Hann holds voting power but no investment power;
         3,101 shares held in Mr. Hann's account in the Company's Profit Sharing Plan, as to which Mr. Hann has no voting or investment power; and 30,625 shares subject to options exercisable within 60 days.

(4) Includes 174,152 shares owned of record by his wife, as to which Mr. Harroff has no voting or investment power and disclaims beneficial ownership; and 5,000 shares subject to options exercisable within 60 days.

(5) Includes 5,000 shares subject to options exercisable by Mr. Kearns within 60 days.

(6) Includes 5,205,162 shares held jointly with his wife, as to which Dr. Miller has shared voting and investment power; 19,988 shares held in an IRA for the benefit of his wife, as to which Dr. Miller has no voting or investment power and disclaims beneficial ownership; 12,244 shares held for Dr. Miller's account in the Company's Employee Stock Bonus Plan, as to which Dr. Miller holds voting power but no investment power; and 8,094 shares held in Dr. Miller's account in the Company's Profit Sharing Plan, as to which he has no voting or investment power.

(7) Includes 144,000 shares held in trust for the benefit of Mr. Miller's minor children as to which he has shared voting and investment power and as to which Mr. Miller disclaims beneficial ownership; and 5,000 shares subject to options exercisable within 60 days.

(8) Includes 5,000 shares subject to options exercisable by Mr. Miller within 60 days.

(9) Includes 130,548 shares owned of record by his wife and 13,588 shares held in an IRA for her benefit, as to which Mr. Niemier has no voting or investment power and disclaims beneficial ownership; 31,592 shares held in an IRA for Mr. Niemier's benefit as to which he has investment power but no voting power; 10,324 shares held for Mr. Niemier's account in the Company's Employee Stock Bonus Plan, as to which Mr. Niemier holds voting power but no investment power;
         7,734 shares held in Mr. Niemier's account in the Company's Profit Sharing Plan, as to which he has no voting or investment power; 126,040 shares held in trust for the benefit of Mr. Niemier's minor children, as to which he has no voting or investment power and disclaims beneficial ownership; and 10,325 shares subject to options exercisable within 60 days.

(10) Includes 1,553,144 shares owned of record by his wife and 14,400 shares held in an IRA for her benefit, as to which Mr. Noblitt has no voting or investment power and disclaims beneficial ownership; 16,512 shares owned of record by his children, as to which Mr. Noblitt has no voting or investment power and disclaims beneficial ownership; 21,600 shares held jointly with his wife, as to which he has shared voting and investment power; 12,767 shares held for Mr. Noblitt's account in the Company's Employee Stock Bonus Plan, as to which Mr. Noblitt holds voting power but no investment power; and 14,361 shares held in Mr. Noblitt's account in the Company's Profit Sharing Plan, as to which he has no voting or investment power.

(11) Includes 12,919 shares held jointly with his wife, as to which Mr. Norris has shared voting and investment power; 8,071 shares held for Mr. Norris' account in the Company's Employee Stock Bonus Plan, as to which Mr. Norris holds voting power but no investment power; and 7,635 shares held in Mr. Norris' account in the Company's Profit Sharing Plan, as to which he has no voting or investment power.

(12) Includes 15,767 shares owned of record by his wife and 1,872 shares held in an IRA for her benefit, as to which Mr. Pratt has no voting or investment power and disclaims beneficial ownership; 5,427 shares held for Mr. Pratt's account in the Company's Employee Stock Bonus Plan, as to which Mr. Pratt has voting power but no investment power; 3,793 shares held in Mr. Pratt's account in the Company's Profit Sharing Plan, as to which he has no voting or investment power; and 18,300 shares subject to options exercisable within 60 days.

(13) Includes 5,000 shares subject to options exercisable by Ms. Quayle within 60 days.

(14) Includes 5,000 shares subject to options exercisable by Mr. Tanner within 60 days.

(15) Includes 49,600 shares subject to options exercisable within 60 days held by 4 executive officers of the Company who are not directors and are not named in the Summary Compensation Table herein; 11,795 shares held in the Company's Employee Stock Bonus Plan for the accounts of these executive officers, as to which they have voting power but no investment power; and 8,081 shares held in the Company's Profit Sharing Plan for the accounts of these executive officers, as to which they have no voting or investment power.


                         ELECTION OF DIRECTORS (ITEM 1)

         The Company's Bylaws divide the Board of Directors into three classes, with one class to be elected at each annual meeting of shareholders. At the Annual Meeting, the shareholders will vote to elect four directors in Class II to serve for a three-year term expiring in 1997, and until their successors are elected and qualified. Class III Directors and Class I Directors will not be elected at the Annual Meeting and will continue in office until the annual meetings of shareholders to be held in 1995 and 1996, respectively. The Board of Directors has nominated the persons named below for election as Class II Directors. The name, age, business background, and tenure as a director of the Company of each nominee and each director continuing in office are set forth below. Jerry L. Miller and Kenneth V. Miller are brothers; no other family relationship exists among any of the nominees or continuing directors. Except as otherwise indicated, the principal occupations of the nominees and continuing directors have not changed during the last five years. The nominees for director have consented to serve, if elected, and the Company has no reason to believe that any of the nominees will be unable to serve. Should any nominee become unavailable for any reason, proxies will be voted for an alternate candidate chosen by the Board of Directors, unless the Board of Directors reduces the number of directors. To be elected a director, a nominee must receive the affirmative vote of a plurality of votes of the Common Shares present or represented at the meeting and entitled to vote in the election of directors. Withheld votes and broker non-votes (which are treated as "withheld" votes) are not counted as votes in favor of any nominee. Unless authority to vote for a nominee is withheld, the accompanying proxy will be voted FOR the nominees named.

DIRECTORS STANDING FOR ELECTION
NAME, AGE AND BUSINESS EXPERIENCE

CLASS II: FOR A THREE-YEAR TERM EXPIRING AT THE 1997 ANNUAL MEETING OF SHAREHOLDERS

DANE A. MILLER, PH.D., age 48 . . . . . . . . . . . . . . . Director since 1977
Member:  Compensation, Executive and Stock Option Committees.  Dr.
Miller is the President and Chief Executive Officer of the Company and is one of its four founders. Dr. Miller is a director of 1st Source Corporation (bank holding company) and a trustee of General Motors Institute, and serves on the Engineering Advisory Committee of the University of Cincinnati.

JERRY L. FERGUSON, age 53 . . . . . . . . . . . . . . . . . Director since 1978
Member: Executive and Nominating Committees. Mr. Ferguson, one of the four founders of the Company, is the former owner of Classic Car Centre, Inc. (automobile dealership) and since December 1993 has served as Special Projects Advisor to the Company.

THOMAS F. KEARNS, JR., age 57 . . . . . . . . . . . . . . . Director since 1983
Mr. Kearns is a retired partner of Bear, Stearns & Co., Inc. (investment banking firm). Mr. Kearns is a trustee of the University of North Carolina.

DANIEL P. HANN, age 39  . . . . . . . . . . . . . . . . . . Director since 1989
Mr. Hann is the Vice President, General Counsel and Secretary of the
Company. Mr. Hann is a director or trustee of several civic and charitable organizations, including The Indiana Nature Conservancy.

DIRECTORS CONTINUING IN OFFICE
NAME, AGE AND BUSINESS EXPERIENCE

CLASS III:  TERM EXPIRES AT THE 1995 ANNUAL MEETING OF SHAREHOLDERS

M. RAY HARROFF, age 54  . . . . . . . . . . . . . . . . . . Director since 1978
Mr. Harroff, one of the four founders of the Company, is President of Stonehenge Golf Club, Inc. (golf country club) and Stonehenge Links Village Development (real estate development).

JERRY L. MILLER, age 48 . . . . . . . . . . . . . . . . . . Director since 1979
Member: Audit, Compensation, Executive, Nominating and Stock Option Committees. Mr. Miller has been a principal in Havirco, Inc. (private investment management) since January 1989. Mr. Miller is a director of Hansvedt Industries, Inc. (machine tool manufacturer) and Old Kent Bank Southwest, Kalamazoo, Michigan.

CHARLES E. NIEMIER, age 38  . . . . . . . . . . . . . . . . Director since 1987
Mr. Niemier has served as Senior Vice President - International
Operations of the Company since November 1991. He previously served as Senior Vice President - Warsaw Operations from May 1990 to November 1991 and as Vice President - Finance from May 1984 to November 1991. Mr. Niemier is a director of Raffensperger, Hughes & Co., Incorporated (investment banking firm) and Acordia School Benefits, Inc. (third party insurance administrator). He is also a director or trustee of several educational, civic and charitable organizations, including Valparaiso University.

JAMES M. NORRIS, age 55 . . . . . . . . . . . . . . . . . . Director since 1987
Mr. Norris served as Corporate Vice President of the Company and
President of EBI from January 1990 until his retirement in April 1993. Prior thereto, Mr. Norris served as Vice President - Sales and Marketing of the Company.

CLASS I:  TERM EXPIRES AT THE 1996 ANNUAL MEETING OF SHAREHOLDERS

NILES L. NOBLITT, age 43  . . . . . . . . . . . . . . . . . Director since 1978
Member: Audit, Executive and Stock Option Committees. Mr. Noblitt is the Chairman of the Board of the Company and is one of its four founders. From July 1988 to January 1990, Mr. Noblitt served as President of the Company's subsidiary, Electro-Biology, Inc. ("EBI"). Mr. Noblitt is a trustee of Rose Hulman Institute of Technology.

KENNETH V. MILLER, age 46 . . . . . . . . . . . . . . . . . Director since 1979
Member: Audit, Compensation, Executive, Nominating and Stock Option Committees. Mr. Miller has been a principal in Havirco, Inc. (private investment management) since January 1989. Mr. Miller is a director of Hansvedt Industries, Inc. (machine tool manufacturer).

L. GENE TANNER, age 61  . . . . . . . . . . . . . . . . . . Director since 1985
Mr. Tanner has been Chairman of the Board of Raffensperger, Hughes &
Co., Incorporated (investment banking firm) since January 1990, where he previously served as President. Mr. Tanner is a director of Circle Ventures, Inc. (venture capital fund).

MARILYN TUCKER QUAYLE, age 45 . . . . . . . . . . . . . . . Director since 1993
Ms. Quayle is an attorney currently engaged in private practice as a partner for the Indianapolis, Indiana law firm of Krieg, Devault, Alexander and Capehart. She is also Vice President and Treasurer of BTC, Inc. (public speaking company). Previously Ms. Quayle was Chairman of the International Disaster Advisory Committee, Agency for International Development.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

         The Board of Directors of the Company has an Executive Committee comprised of Dane A. Miller, Niles L. Noblitt, Jerry L. Ferguson, Kenneth V. Miller and Jerry L. Miller. The Board of Directors also has a Nominating Committee comprised of Jerry L. Ferguson, Jerry L. Miller and Kenneth V. Miller; an Audit Committee compromised of Jerry L. Miller, Kenneth V. Miller, and Niles L. Noblitt; and a Compensation Committee and Stock Option Committee comprised of Dane A. Miller, Jerry L. Miller and Kenneth V. Miller.


         The Executive Committee has full authority from the Board of Directors to conduct the business of the Company within the limits prescribed by Indiana law. The function of the Audit Committee is to monitor the internal controls and financial reporting of the Company and its subsidiaries; to review these matters with the President and Chief Executive Officer and the Company's independent accountants; to review the scope and parameters of the independent accountants' audit of the Company's consolidated financial statements; to establish policies and make recommendations to the Board of Directors with respect to approval of transactions between the Company and its directors, officers and employees; and to make recommendations to the Board of Directors concerning the annual appointment of the Company's independent accountants. The Compensation Committee is responsible for administering the compensation programs for the executive officers and employees of the Company.

         The Stock Option Committee administers the stock option plans of the Company. Presently, no member of the Stock Option Committee participates in any of these plans with the exception that the two non-employee director members, Jerry L. Miller and Kenneth V. Miller, receive an option to purchase 5,000 Common Shares of the Company every three years during their service as a non-employee director of the Company pursuant to the terms of the Biomet, Inc. 1992 Employee and Non-Employee Director Stock Option Plan.

         The Nominating Committee is responsible for, among other things, receiving and reviewing recommendations for nominations to the Board of Directors, establishing eligibility criteria and procedures for identifying potential nominees to the Board of Directors, and recommending individuals as nominees for election to the Board of Directors. The Nominating Committee will consider for nomination as directors, persons recommended by shareholders provided that such recommendations are in writing and delivered to the Secretary, Biomet, Inc., Airport Industrial Park, P.O. Box 587, Warsaw, Indiana 46581-0587, and delivered to or mailed and received at such address not less than sixty days nor more than ninety days prior to the Annual Meeting of Shareholders typically held on the third Friday in September. In the event that less than seventy days' notice or prior public disclosure of the date of the Annual Meeting is given or made to shareholders, any notice of nomination by a shareholder must be received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

         The Board of Directors, the Executive Committee, the Compensation Committee, the Stock Option Committee, the Nominating Committee and the Audit Committee of the Company met four times, four times, two times, two times, one time and one time, respectively, during the past fiscal year. No director attended fewer than 75% of the aggregate of the meetings of the Board of Directors and of any committee of the Board of Directors of which he or she was a member.

COMPENSATION OF DIRECTORS

         Each director of the Company who is not an employee receives an annual fee of $4,000, plus $600 and reimbursement for travel expenses for each meeting of the Board of Directors attended in person and a fee of $300 for attending a meeting by telephone. Directors who are employees of the Company receive a fee of $600 for each board meeting attended in person and a fee of $300 for attending a meeting by telephone. Each member of the Executive Committee of the Board of Directors who is not an employee of the Company receives an additional annual fee of $4,000, plus $600 and reimbursement for travel expenses for each committee meeting attended in person and a fee of $300 for attending a committee meeting by telephone. No fees are paid for attending meetings of the Audit, Compensation, Nominating or Stock Option Committees.

         Each director who is not an employee of the Company is automatically granted an option to purchase 5,000 Common Shares of the Company every three years during his or her service on the Board of Directors pursuant to the terms of the Biomet, Inc. 1992 Employee and Non-Employee Director Stock Option Plan (the "Plan"). The Plan provides that the purchase price of option shares may not be less than the fair market value per Common Share on the date of grant and the term of the option may not exceed ten years from the date of grant. Under the terms of the Plan, neither the Board of Directors nor the Compensation Committee has the authority to alter or modify the number of option shares granted or interval of grants to the non-employee directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During fiscal year 1994, the Compensation Committee was comprised of Dane A. Miller, Kenneth V. Miller and Jerry L. Miller. Dane A. Miller serves as the Company's President and Chief Executive Officer.


                             EXECUTIVE COMPENSATION

GENERAL

         The following Summary Compensation Table sets forth certain information with respect to the compensation of the Company's President and Chief Executive Officer and the five other most highly compensated executive officers for the past three fiscal years ending May 31 who served in such capacities as of May 31, 1994.

                           SUMMARY COMPENSATION TABLE

                                                                            LONG TERM
                                                         ANNUAL            COMPENSATION
                                                      COMPENSATION            AWARDS          ALL OTHER
                                   FISCAL YEAR   ---------------------- -----------------  COMPENSATION(1)
NAME AND PRINCIPAL POSITION       ENDED MAY 31   SALARY ($)   BONUS ($) STOCK OPTIONS (#)      ($)
- - ---------------------------       ------------   ----------   --------- -----------------  ---------------
Dane A. Miller, Ph.D.                  1994       154,665       91,600            -            14,095
  President and                        1993       148,642       84,700            -            13,895
  Chief Executive Officer              1992       131,669      141,500            -            13,104

Niles L. Noblitt                       1994       154,665       91,600            -            14,095
  Chairman of the Board                1993       144,529       84,700            -            13,895
                                       1992       124,615      141,500            -            13,104

Charles E. Niemier                     1994       155,530       95,400          25,000         14,095
  Senior Vice President -              1993       148,456       70,700            -            13,895
  International Operations             1992       139,402      117,900            -            13,104

Garry L. England                       1994       141,545       95,400          25,000         11,695
  Senior Vice President -              1993       135,165       63,500            -            11,495
  Warsaw Operations                    1992       126,760      106,100            -            10,904

Daniel P. Hann                         1994       141,545       95,400          25,000         14,095
  Vice President, General              1993       135,165       63,500          10,000         13,895
  Counsel and Secretary                1992       132,087      106,100            -            13,104

Joel P. Pratt                          1994       141,545       95,400          50,000         11,695
  Vice President and General           1993       135,165       63,500          10,000         11,495
  Manager of Biomet Medical Products   1992       126,760      106,100            -            10,904

(1) Represents the value of Company contribution to the Employee Stock Bonus Plan and the Profit Sharing Plan. Also includes director fees paid to Dr. Miller, Mr. Noblitt, Mr. Niemier and Mr. Hann.

STOCK OPTIONS

         The following table sets forth stock options granted in fiscal year 1994 to each of the Company's executive officers named in the Summary Compensation Table.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                     POTENTIAL REALIZABLE VALUE
                             PERCENT OF TOTAL                                  AT ASSUMED ANNUAL RATES OF STOCK PRICE
                   OPTIONS   OPTIONS GRANTED       EXERCISE                         APPRECIATION FOR OPTION TERM
                   GRANTED   TO EMPLOYEES IN        PRICE       EXPIRATION        ---------------------------------
NAME                 (#)     FISCAL YEAR 1994       ($/SH)         DATE                5% ($)           10% ($)
- - ------------------ -------   ----------------      --------     -------------          -------          -------
Charles E. Niemier 25,000         1.7               9.75        July 20, 2003          153,600          387,600
Garry L. England   25,000         1.7               9.75        July 20, 2003          153,600          387,600
Daniel P. Hann     25,000         1.7               9.75        July 20, 2003          153,600          387,600
Joel P. Pratt      25,000         1.7               9.75        July 20, 2003          153,600          387,600
Joel P. Pratt      25,000         1.7              10.50         June 3, 2003          165,400          417,400


The following table sets forth the number of shares acquired on exercise of stock options and the aggregate gain realized on exercise in fiscal year 1994 by the Company's executive officers named in the Summary Compensation Table. Mr. England and Mr. Pratt were the only executive officers identified in the Summary Compensation Table who exercised stock options in fiscal year 1994.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                                  NUMBER OF UNEXERCISED OPTIONS   VALUE OF UNEXERCISED IN-THE-MONEY
                     SHARES                            AT MAY 31, 1994 (#)            OPTIONS AT MAY 31, 1994 ($)
                    ACQUIRED     VALUE REALIZED   -------------------------------  ---------------------------------
NAME              ON EXERCISE(#)      ($)         EXERCISABLE       UNEXERCISABLE    EXERCISABLE       UNEXERCISABLE
- - ---------------- --------------- --------------   -----------       -------------  ---------------     -------------
Garry L. England    13,200          121,200         39,800             34,600           176,400          45,600

Joel P. Pratt       11,400           58,525         11,250             99,550            46,900         191,400


             REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEES

POLICIES AND OBJECTIVES

         The Compensation Committee and the Stock Option Committee of the Board of Directors are comprised of the same persons. These committees (collectively referred to herein as the "Committee") are responsible for administering the compensation and benefit programs for the Company's employees, including the executive officers. The Committee annually reviews and evaluates cash compensation and stock option grant recommendations made by the President and Chief Executive Officer for the executive officers (other than for himself) along with the rationale for such recommendations. The Committee examines these recommendations in relation to the Company's overall objectives and makes compensation recommendations to the Board of Directors for final approval. The Committee also sends to the Board of Directors for approval its recommendations on compensation for the President and Chief Executive Officer, who does not participate in the Committee's decisions as to his compensation package.

         The Company's current executive compensation policies and practices reflect the compensation philosophies of the Company's four founders - Dane A. Miller, Niles L. Noblitt, Jerry L. Ferguson and M. Ray Harroff. The Company is committed to maximizing shareholder value through performance and the Committee believes that superior performance by the Company's executive and management team is an essential element to reaching that goal. The program is designed to help achieve this objective by (1) attracting, retaining and rewarding highly qualified and productive persons, (2) relating compensation to both Company and individual performance, (3) establishing compensation levels that are internally equitable and externally competitive, and (4) encouraging an ownership interest and instilling a sense of pride in the Company which are consistent with the interests of the Company's shareholders.

         The Committee firmly believes that all employees (which the Company refers to as Team Members rather than "employees") play a critical role in the Company's success and, therefore, all employees participate in the Company's cash and equity compensation plans. The Committee continues to believe in one of the founding philosophies of the Company that equity compensation in the form of stock options is an excellent incentive for all employees, including executive officers, and serves to align the interests of employees, management and shareholders.

         Based on these objectives, the compensation package of the executive officers consists of four primary elements: (1) base salary, (2) incentive bonuses, (3) stock options, and (4) participation in employee benefit plans.

         BASE SALARY. A base salary is set for each executive officer at the beginning of each calendar year by the Board of Directors after receiving a recommendation from the Committee. The Committee recommends to the Board of Directors what it believes to be an appropriate base salary for each executive officer based on the Company's performance, the executive officer's performance, the Company's future objectives and challenges, and the current competitive environment. Base salaries are intended to be relatively moderate, but competitive. During fiscal year 1994, the base salary of the executive officers as a group increased approximately 5%.

         INCENTIVE BONUSES. The Company's policy is to base a significant portion of each executive officer's annual compensation on the financial performance of the Company. Approximately one-half of each executive officer's potential annual cash compensation is based upon the incentive bonus which is accrued and paid at the conclusion of each fiscal year. The bonus is determined on the basis of a formula which compares actual performance against targets which are established by the Committee and approved by the Board of Directors at the beginning of each fiscal year of the Company. The bonus targets are equally weighted between revenues growth and earnings growth of the Company during the fiscal year. The target bonus for each officer is determined by the Committee based upon the goals, objectives, responsibilities and length of service of each officer.

         STOCK OPTIONS. Stock options have always been a key element in the Company's long-term compensation program. The primary purpose of stock options is to provide executive officers and other employees with a personal and financial interest in the success of the Company through stock ownership, thereby aligning the interests of such persons with those of the Company's shareholders. This broad-based program is a vital element of the Company's goal to empower and motivate outstanding long-term contributions by employees within all levels of the Company. The Committee believes that stock options help create an entrepreneurial environment within the Company and instill the
spirit of a small company.   Additionally, the committee believes stock
options provide broad incentives for the day-to-day achievements of all employees in order to sustain and enhance the Company's long-term performance.

         The Committee believes that the value of such stock options will reflect the financial performance of the Company over the long term. Because the Company's stock option program provides for a one-year waiting period before options may be exercised and an exercise price at fair market value as of the date of grant, executive officers and other employees benefit from stock options only when the Company's stock price increases over time. Individual executive officer stock option awards are based on level of responsibility, individual contribution, length of service, and total number of Common Shares owned in relation to other executive officers in the Company. Currently, there are more than 675 employees below the executive officer level who have been awarded one or more stock options under this program and more than 85% of the option shares have been granted to employees other than executive officers.

         BENEFIT PLANS. The executive officers also participate in the Company's Profit Sharing Plan and Trust qualified under Section 401(k) of the Internal Revenue Code (the "Profit Sharing Plan") and the Employee Stock Bonus Plan qualified under Section 401(a) of the Internal Revenue Code (the "ESBP"). All executive officers and employees having at least 90 days of service and who are at least 18 years of age are eligible to participate in both plans. With respect to the Profit Sharing Plan, each year the Company, in its sole discretion, may match 50% of employee contributions up to a maximum amount equal to 5% of the employee's compensation, either in cash or in Common Shares of the Company, and contribute such amounts to the Profit Sharing Plan. All contributions to the Profit Sharing Plan are allocated to accounts maintained on behalf of each participating employee and, to the extent vested, are distributed to the employee upon retirement, death, disability or termination of service. Historically, the Company has made its contribution in the form of Common Shares of the Company. With respect to the ESBP, the Board of Directors may make contributions to the plan in the form of Common Shares or cash in such amounts, if any, as it may determine in its sole discretion, and participating employees may make voluntary contributions to the ESBP in amounts up to 10% of their annual compensation. The funds accumulated under this plan are invested by the trustee primarily in Common Shares of the Company. Distributions are made to employees at retirement, death, disability or termination of service, in Common Shares or, at the employee's option, in cash. Because a significant portion of the assets of both of these plans is invested in the Company's stock, both plans further serve to align the interests of employees, management and shareholders.

COMPENSATION OF THE PRESIDENT AND CHIEF EXECUTIVE OFFICER

         The compensation for the Company's President and Chief Executive Officer, Dane A. Miller, is established by the Committee, without participation by Dr. Miller, and approved by the Board of Directors. Over the years, Dr. Miller has received modest increases in his cash compensation, notwithstanding the strong financial results of the Company. These modest increases reflect his cost-conscious management style and belief that the financial success of management should be closely aligned with shareholder interests through appreciation in the Company's stock. It is important to note that Dr. Miller has never received a stock option and he does not participate in the Company's stock option program. Notwithstanding an increase in the Company's sales and earnings in excess of 11% for fiscal year 1994, the total compensation paid to Dr. Miller increased less than 6%.

         Under the leadership and vision of Dr. Miller and Niles L. Noblitt, Chairman of the Board, the Company and its shareholders continue to enjoy outstanding performance and success. The Committee and entire Board of Directors are proud that Dr. Miller and the other executive officers have been nationally recognized on several occasions as providing one of the best returns to shareholders relative to executive compensation.

         The Committee believes that the executive compensation programs and practices described above are conservative and fair to the Company's shareholders. The Committee further believes that these programs and practices serve the best interests of the Company and its shareholders.

                                                   Respectfully submitted,

                                                   Kenneth V. Miller, Chairman
                                                   Dane A. Miller, Ph.D.
                                                   Jerry L. Miller

                            STOCK PERFORMANCE GRAPH

The following graph compares the cumulative total shareholder return on the Company's Common Shares with the cumulative total return of the Standard & Poor's 500 Composite Stock Index (the "S&P 500 Index") and the Standard & Poor's Medical Products and Supplies Industry Group Index (the "S&P Medical Index") for the five fiscal years ending May 31, 1994. The comparison assumes $100 invested on May 31, 1989, in the Company's Common Shares and in each of the indices.

                       1989      1990      1991      1992     1993      1994
                                       Year Ended May 31

Biomet, Inc           100.00    122.12    244.23    298.97   176.86    164.22
S & P 500 Index       100.00    116.61    130.36    143.21   159.84    166.64
S & P Medical Index   100.00    116.05    169.41    190.00   154.14    145.17



                              CERTAIN TRANSACTIONS

    L. Gene Tanner, a member of the Board of Directors of the Company, is an executive officer and director of the investment banking firm of Raffensperger, Hughes & Co., Incorporated, which provided services to the Company during the past fiscal year and is expected to do so in the future.

    Dane A. Miller, President and Chief Executive Officer and a member of the Board of Directors of the Company, is a majority shareholder in a corporation which provides the use of an aircraft to the Company on an as-needed basis.
The Company pays a monthly minimum fee of $14,250 to that corporation for the use of the aircraft, and also pays an hourly fee of $650 for the first 30 hours of use per month and $888 per hour thereafter. The Company made payments to that corporation of approximately $483,100 during the last fiscal year. The Board of Directors believes the rental rate and other terms of this arrangement to be no less favorable to the Company than would have been available in the absence of the relationship described.

    Jerry L. Ferguson, a member of the Board of Directors and one of the founders of the Company, has served as Special Projects Advisor to the Company since December 1993. Mr. Ferguson served as Executive Vice President of Sales and Marketing of the Company from 1977 to 1984 and the Board is utilizing his experience and talents to assist in the development of the sales and marketing efforts of Walter Lorenz Surgical, Inc., a wholly-owned subsidiary of the Company. Additionally, Mr. Ferguson assists the Company in evaluating various acquisition opportunities. Mr. Ferguson serves as an independent contractor and reports to the Board of Directors. He is paid an annual fee of $100,000 for his services.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own more than ten percent of a registered class of the Company's equity securities to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of Common Shares and other equity securities of the Company. Officers, directors and greater than ten-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by them.

    To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with on a timely basis during the fiscal year ended May 31, 1994.

       RATIFICATION OF SELECTION OF CERTIFIED PUBLIC ACCOUNTANTS (ITEM 2)

    Subject to ratification by the shareholders, the Board of Directors has selected Coopers & Lybrand as independent accountants for the Company for the fiscal year ending May 31, 1995. The Company has been advised by such firm that neither it nor any of its associates has any direct or material indirect financial interest in the Company.

    Representatives of Coopers & Lybrand are expected to be present at the Annual Meeting and to be available to respond to appropriate questions concerning the audit for the fiscal year ended May 31, 1994.

                                 OTHER MATTERS

    As of the date of this Proxy Statement, the Board of Directors of the Company has no knowledge of any matters to be presented for consideration at the Annual Meeting other than those referred to above. If (a) any matters not within the knowledge of the Board of Directors as of the date of this Proxy Statement should properly come before the meeting; (b) a person not named herein is nominated at the meeting for election as a director because a nominee named herein is unable to serve or for good cause will not serve; (c) any proposals properly omitted from this Proxy Statement and the form of proxy should come before the meeting; or (d) any matters should arise incident to the conduct of the meeting, then the proxies will be voted in accordance with the recommendations of the Board of Directors of the Company.





                                        By Order of the Board of Directors,



                                        /s/ Daniel P. Hann
                                        -------------------------
                                        Daniel P. Hann, Secretary

July 29, 1994